Exhibit 12.2

Ratio of Earnings to Fixed Charges

	6 months ended June 30		Year ended December 31
(Dollars in thousands)	2013		2012		2011		2010		2009		2008

Earnings
Income from continuing operations	$152,824		$306,839		$316,414		$269,762		$268,189		$45,797
Fixed charges excluding preferred stock dividends	79,052		172,452		149,990		145,921		230,452		343,745
Total	$231,876		$479,291		$466,404		$415,683		$498,641		$389,542

Fixed charges
Interest on repurchase agreements, securitized debt and senior notes	$78,636		$171,670		$149,411		$145,125		$229,406		$342,688
Interest on mortgages	0		0		0		392		642		654
Estimate of interest component within rental expense	416		782		579		404		404		403
Total	$79,052		$172,452		$149,990		$145,921		$230,452		$343,745

Ratio of earnings to fixed charges	2.93	x	2.78	x	3.11	x	2.85	x	2.16	x	1.13	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	6 months ended June 30		Year ended December 31
(Dollars in thousands)	2013		2012		2011		2010		2009		2008

Earnings
Income from continuing operations	$152,824		$306,839		$316,414		$269,762		$268,189		$45,797
Fixed charges excluding preferred stock dividends	79,052		172,452		149,990		145,921		230,452		343,745
Total	$231,876		$479,291		$466,404		$415,683		$498,641		$389,542

Fixed charges and Preferred Stock Dividends
Interest on repurchase agreements & securitized debt	$78,636		$171,670		$149,411		$145,125		$229,406		$342,688
Interest on mortgages	0		0		0		392		642		654
Preferred dividend requirements	6,250		8,160		8,160		8,160		8,160		8,160
Insurance Costs of Redeemed Preferred Stock	3,947		0		0		0		0		0
Estimate of interest component within rental expense	416		782		579		404		404		403
Total	$89,249		$180,612		$158,150		$154,081		$238,612		$351,905

Ratio of earnings to combined fixed charges and preferred stock dividends	2.60	x	2.65	x	2.95	x	2.70	x	2.09	x	1.11	x